For Release at

3:05 P.M., C.D.T

April 30, 2007

Rochester Medical Reports Second Quarter Results

Stewartville, MN April 30, 2007

Rochester Medical Corporation (NASDAQ: ROCM) today announced operating results for its second quarter ending March 31, 2007.

The Company reported record sales of $8,347,000 for the current quarter compared to $4,874,000 for the second quarter of last year. It also reported net income of $1,044,000 or $.08 per diluted share compared to a net loss of $(244,000) or $(.02) per diluted share for the second quarter of last year.

To aid in analysis of the quarterly results, the Company notes the following:

•	The results for the current quarter include $523,000 of non-cash expenses comprised of $359,000 related to non-cash stock option compensation expenses under FAS123R and $164,000 for amortization of intangibles related to the 2006 asset acquisitions.

•	The current quarter revenues include realization of $508,000 which represents the remaining portion of the $1 million fee paid by Coloplast A/S to Rochester Medical in 2002 for marketing rights to Rochester Medical’s antibacterial Foley Catheter. Those rights have now been cancelled by mutual agreement, thus triggering the immediate recognition of the remaining amount as all conditions of the revenue agreement have now been met.

•	The results for the current quarter include an expense of approximately $200,000 related to enhancing IT systems and implementing procedures needed to become compliant with Section 404 of Sarbanes-Oxley, which the Company is required to complete by the end of this fiscal year. The Company expects these expenses will be non-recurring after third quarter 2007.

•	The results for the quarter reflect a planned increased investment in marketing and sales in both the U.S. and U.K. The Company expects this investment will lead to increased sales and earnings in the future.

The 71% increase in sales revenues for the current quarter compared to last year’s second quarter resulted primarily from increased sales of Rochester Medical branded products and from increased Private Label sales. International sales resulting from the acquired U.K. business generated a significant portion of the increase. The increase in net income for the current quarter compared to last year’s second quarter was primarily due to increased contribution from increased sales.

“I am very pleased with our progress,” said Company CEO and President Anthony J. Conway. “The recent asset acquisitions are contributing to the Company very nicely and, apart from that, our year to date organic growth is a healthy 13%. We are carefully investing in our marketing and sales activities to support our new contract with Premier Purchasing Partners, L.P., one of the largest group purchasing organizations in the U.S., and also to support the introduction of new products into the United Kingdom and mainland Europe. We expect these planned expenditures will generate increased sales and income over the long term. We are very focused on continuing the growth of Rochester Medical, both through internal growth and through additional strategic opportunities. I look forward to continued progress ahead.”

The Company will hold a quarterly conference call this afternoon to discuss its earnings report. The call will begin at 4:00 p.m. central time (5:00 p.m. eastern time). This call is being webcast by Thomson Financial and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:

Domestic: International:	1-800-901-5241, password 60913482 1-617-786-2963, password 60913482

Replay will be available for seven days at:www.rocm.com or via telephone:

Domestic Replay: International Replay:	1-888-826-8010, password 43696339 1-617-801-6888, password 43696339

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson Financial individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

This press release contains forward-looking statements that involve risks and uncertainties, including the uncertainty of estimated revenues and profits, as well as the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006.

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com

Condensed Balance Sheets

	(unaudited)
	March 31,
	2007	September 30, 2006
Assets
Current Assets
Cash and equivalents	$10,070,274	$2,906,698
Marketable securities	30,075,000	—
Accounts receivable	4,723,543	4,494,094
Inventories	6,331,134	4,642,578
Prepaid expenses and other assets	446,811	410,267
Deferred income tax assets	760,000	53,000

Total current assets	52,406,762	12,506,637
Property and equipment	8,979,199	8,239,246
Deferred income tax asset	336,000	1,178,000
Patents, net	270,155	271,171
Intangible assets, net	7,943,394	8,270,157
Goodwill	5,430,176	5,487,141

Total Assets	75,183,686	35,952,352

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,983,960	$1,278,441
Accrued expenses	1,160,778	1,621,376
Short term debt	1,160,778	1,681,361
Current maturities of capital leases	43,081	42,084
Income taxes payable	1,850,089	105,559
Deferred revenue	—	114,287

Total long term liabilities	7,111,993	8,012,682
Stockholders’ equity	61,352,424	23,096,562

Total Liabilities and Stockholder Equity
	$75,183,686	$35,952,352

Summary Statement of Operation

				Six months ended
	Three months ended March 31,			March 31,
Sales	$8,346,603	$4,874,079	$	15,858,569	$9,481,279
Cost of sales	3,919,245	3,314,823		7,655,589	6,320,293

Gross profit	4,427,358	1,559,256		8,202,980	3,160,986
Gross profit %	53%	32%		52%	33%
Cost and expense:
Marketing and selling	1,520,685	576,374		2,754,347	1,175,367
Research and development	240,495	186,974		443,265	360,597
General and administrative	1,709,553	994,546		3,758,699	1,566,800

Total operating expenses	3,470,733	1,757,894		6,956,311	3,102,764

Income from operations	956,625	(198,638)		1,246,669	58,222
Other income (expense)
(Loss) on Sale of Investments	—	(103,532)		—	(103,532)
Interest income	439,503	60,322		514,353	117,447
Interest expense	(153,184)	(2,471)		(312,822)	(5,075)
Other income	—	—		38,605,000	—

Net income before income taxes	$1,242,944	$(244,319)	$	40,053,200	$67,062
Income tax expense	199,426	—		7,543,066	—
Net income	1,043,518	(244,319)		32,510,134	67,062

Earnings per common share – Basic	$0.09	$(0.02)		$2.89	$0.01

Earnings per common share – Diluted	$0.08	$(0.02)		$2.64	$0.01

Weighted Average Shares: Basic	11,367,295	11,067,478		11,233,207	11,059,844

Weighted Average Shares: Diluted	12,475,859	11,067,478		12,331,312	11,564,226